Exhibit 99.3

Ceres Announces Closing of Follow-On Offering

THOUSAND OAKS, Calif. – March 10, 2014 – Ceres, Inc. (Nasdaq: CERE), an agricultural biotechnology and seed company, announced today the closing of its previously announced underwritten public offering of 20,000,000 shares of common stock at a public offering price of $1.00 per share. In connection with this offering, the underwriter exercised in full its option to purchase an additional 3,000,000 shares of common stock from the company. Total gross proceeds from the offering were $23,000,000, before deducting underwriting discounts and commissions and other offering expenses payable by the company.

Aegis Capital Corp acted as sole book-running manager for the offering.

Trout Capital LLC acted as financial advisor to Ceres.

A registration statement on Form S-1 relating to this offering was declared effective by the U.S. Securities and Exchange Commission on March 4, 2014. This offering is being made solely by means of a written prospectus forming part of the effective registration statement relating to these securities. Copies of the prospectus relating to this offering may be obtained by contacting Aegis Capital Corp., Prospectus Department, 810 Seventh Avenue, 18th Floor, New York, NY 10019, telephone: (212) 813-1010, e-mail: prospectus@aegiscap.com. Copies of the registration statement can be accessed through the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sales of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

ABOUT CERES

Ceres, Inc. is an agricultural biotechnology company that markets seeds for energy crops used in the production of renewable transportation fuels, electricity and bio-based products. The company combines advanced plant breeding and biotechnology to develop products that can address the limitations of first-generation bioenergy feedstocks, increase biomass productivity, reduce crop inputs and improve cultivation on marginal land. Its development activities include sweet sorghum, high-biomass sorghum, switchgrass and miscanthus. Ceres markets its products under its Blade brand.

CERES FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements. All statements, other than statements of historical facts, are forward-looking statements. You should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond Ceres’ control. Factors that could materially affect actual results can be found in Ceres’ filings with the U.S. Securities and Exchange Commission. Ceres undertakes no obligation to update publicly, except to the extent required by law, any forward-looking statements for any reason after the date the company issues this press release to conform these statements to actual results or to changes in the company’s expectations.

CONTACT:

Gary Koppenjan

(805) 375-7801

ir@ceres.net

# # #